Exhibit 99.1
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Declares
Increase in Annualized Distribution Rate
to $3.24 per Common Unit
Whippany, New Jersey, January 21, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the 20th increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.805 to $0.810 per Common Unit for the three months ended December 27, 2008. The distribution equates to $3.24 per Common Unit annualized, an increase of $0.02 per Common Unit from the previous distribution rate, and a growth rate of 6.2% compared to the first quarter of fiscal 2008. The distribution at this increased rate is payable on February 10, 2009 to Common Unitholders of record as of February 3, 2009.
In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “We are extremely pleased to declare our eleventh consecutive increase in our quarterly distribution, which equates to an annualized rate of $3.24 per Common Unit, representing more than 6% growth over the prior year first quarter. This latest increase is a testament to our strong balance sheet and solid operating platform. With our strong cash position, excellent distribution coverage, efficient operating platform and flexible cost structure, we are well positioned to continue delivering sustainable profitable growth to our valued unitholders during these tough economic times.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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